Exhibit 10.8

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is dated as of this 14th day of October, 2009, by and between Aware, Inc., a Massachusetts corporation (“Seller”), Lantiq Broadband Holdco Inc., a Delaware corporation (‘Lantiq US”), and Lantiq Deutschland GmbH, a company organized and existing under the laws of Germany (“Lantiq Germany,” and together with Lantiq US, “Purchasers”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 11.

RECITALS

WHEREAS, Seller is engaged in the business of designing, developing and licensing DSL Technology and Home Networking Technology (the “Business”); and

WHEREAS, Seller desires to sell to Purchasers and Purchasers desire to purchase and assume from Seller certain of the assets and liabilities of the Business, as more particularly set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

Article 1

PURCHASE & SALE OF PURCHASED ASSETS

1.1 Purchased Assets.

(a) Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Lantiq Germany, and Seller shall cause Lantiq Germany to purchase and acquire from Seller, all of Seller’s right, title and interest in, to and under the following assets, in each case free and clear of all Liens except the Outbound IP Licenses (collectively, the “Lantiq Germany Purchased Assets”):

(i) the Seller Technology;

(ii) the patents and patent applications identified in the Patent Assignment Agreement attached hereto as Schedule 1.1(a)(i), as well as any foreign or multinational counterparts thereof (collectively, the “Purchased Patents”); and

(iii) the Intellectual Property Rights (other than patent rights) related to or used in connection with the Seller Technology (the “Purchased Non-Patent IP”).

(b) Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Lantiq US, and Seller shall cause Lantiq US to purchase and acquire from Seller, all of Seller’s right, title and interest in, to and under the following assets, in each case free and clear of all Liens except the Outbound IP Licenses (collectively, the “Lantiq US Purchased Assets,” and together with the Lantiq Germany Purchased Assets, the “Purchased Assets”):

(i) the tangible machinery, equipment and other tangible assets used by or for the Business, including without limitation the assets set forth on Schedule 1.1(b)(i) (the “Purchased Fixed Assets”);

(ii) the Licenses or other Contracts, including without limitation the Licenses and Contracts set forth on Schedule 1.1(b)(ii), under which Seller has acquired from another Person any right to use or other rights or interest in any software, technology, or other tangible or intangible assets constituting a component of, related to or used in the Purchased Assets or the Business to the extent such agreements are assignable without the prior written consent of another Person (the “Purchased Inbound License Agreements”);

(iii) all rights, causes of action, claims, demands and privileges of Seller, whether now existing or hereafter arising, liquidated or unliquidated, fixed or contingent, against manufacturers, vendors, subcontractors or other third parties that relate to any of the Purchased Assets transferred hereunder, including, without limitation, all product warranties thereon and any causes of action, claims and rights Seller may have under any insurance contracts or policies insuring the Purchased Assets but excluding any causes of action, claims and rights of Seller, whether now existing or hereafter arising, under any Outbound IP License (collectively, the “Transferred Assets Rights”);

(iv) all rights to offer employment to the Specified Employees; and

(v) all documentation, specifications and other technical data necessary for the development, manufacture, distribution or sale of the Purchased Assets (including the Seller Proprietary Rights) and all written documentation, specifications and other technical data useful for the development, manufacture, distribution or sale of the Purchased Assets (including the Seller Proprietary Rights) which are in Seller’s possession or control.

1.2 Excluded Assets. Purchased Assets include only what is specifically identified in Section 1.1 hereof, and all of Seller’s other assets are expressly excluded from the purchase and sale contemplated hereby and thus the Seller shall retain, and Purchasers shall not purchase, such assets including, without limitation, the following (collectively, the “Excluded Assets”):

(a) any cash, bank accounts, accounts receivable, deposits, prepaid expenses, unearned insurance premiums, furniture or leaseholds of real property of Seller, or sales, marketing, accounting, finance, legal, office administration and other similar functions which may have been supplied to Seller;

(b) all guarantees, warranties, indemnities and similar rights in favor of Seller with respect to products to the extent sold prior to the Closing Date;

(c) any and all Contracts listed on Schedule 1.2(c) entered into prior to the Closing Date pursuant to which Seller has granted to any Person any express right to use, exercise, or otherwise practice any right under any Purchased Asset (the “Outbound IP Licenses”);

(d) the License Seller receives from ARC Cores International (“ARC”) to the ARC processor cores pursuant to a Design License Agreement and Design-User Sublicense Agreement entered into between Seller and ARC (it being agreed that Purchaser shall continue to receive the License to the ARC Materials delineated in Section 4.1.4 of the DSL License Agreement);

(e) any patents and patent applications relating to the Seller Technology and not specifically identified in the Patent Assignment Agreement attached hereto as Schedule  1.1(b), as well as any foreign or multinational counterparts of such non-listed patents and patent applications (collectively, the “Non-Purchased Patents”);

(f) any right, title or interest in and to the Overlapping Technology except as provided pursuant to the DSL License Agreement; and

(g) any right, title or interest in and to any asset other than those specifically identified as Purchased Assets pursuant to Section 1.1 hereof.

1.3 Assumed Liabilities.  From and after the Closing, Purchasers shall assume and agree to defend, pay, discharge and perform as and when due only those Liabilities of Seller arising out of, or related to, the ownership, use or operation of the Purchased Assets to the extent arising out of facts, events or circumstances occurring after the Closing, including any Liabilities related to any Specified Employees for services performed by such employees after the Closing on behalf of Purchasers (collectively, the “Assumed Liabilities”).

1.4 Excluded Liabilities.  Except for those Liabilities assumed by Purchasers pursuant to Section 1.3 hereof, Purchasers shall not assume and shall not be liable for any Liabilities of any kind or nature whatsoever of Seller, and Seller shall retain and be solely responsible for the defense, payment, discharge and performance as and when due of all Liabilities of Seller that are not Assumed Liabilities, including, without limitation, Liabilities resulting from, arising out of or related to any (a) Excluded Asset, (b) Taxes, (c) indebtedness for borrowed money or deferred purchase price for property, (d) inter-company payables, loans or other inter-company Liabilities of any kind or nature, (e) breach of contract, breach of warranty, tort, infringement, violation of law or environmental, health or safety matter of any kind or nature arising, in whole or in part, out of facts, events, circumstances, actions or inactions occurring prior to the Closing, (f) litigation, claim, assessment, action, suit, proceeding, order, judgment, decree or investigation of any kind or nature arising out of facts, events, circumstances, actions or inactions occurring prior to the Closing, (g) Employee Plan, (h) employment and employee benefits-related claims, obligations and Liabilities of current or former employees, officers, directors or consultants arising at any time and relating to their employment with Seller, (i) employment and employee benefits-related claims, obligations and Liabilities of the Specified Employees incurred in relation to the employee’s period of employment with Seller prior to and including the Closing Date, and (j) fees, costs or expenses incurred by Seller in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the other transactions contemplated hereby (collectively, the “Excluded Liabilities”).

1.5 Amendment and Restatement of DSL License Agreement.  Notwithstanding the purchase and sale of the Purchased Assets hereunder, Seller and Purchasers agree that the License Agreement entered into between Infineon Technologies AG and Seller with an effective date of October 1, 2007 shall be amended and re-stated as of the Closing Date in accordance with the form attached hereto as Schedule 1.5.  In particular and for the avoidance of doubt, Seller and Purchasers agree that no term or condition set forth in this Agreement shall excuse Infineon Technologies AG (or its assignee) from complying with its obligations under the DSL License Agreement to pay Seller royalties for its sales of ADSL Products and VDSL Products pursuant to the royalty provisions of Appendix B of the DSL License Agreement.  If there is a conflict between this Agreement and the DSL License Agreement with respect to Infineon Technologies AG’s (or its assignee’s) obligations to pay Seller royalties for its sales of ADSL Products and VDSL Products, the terms of the DSL License Agreement shall govern.

1.6 Existing Support Agreements.  Seller and Infineon Technologies AG are parties to Amendment No. 3, Amendment No. 6, Amendment No. 7 and Amendment No. 8 to the DSL License Agreement which cover development work and additional engineering support and technical support Seller provides to Purchaser.  On the Closing Date, Seller and Purchasers agree that Amendment No. 3, Amendment No. 6, Amendment No. 7 and Amendment No. 8 shall immediately terminate.  Seller and Purchasers agree that Purchasers shall pay to Seller within thirty (30) days following the Closing Date a pro rata amount for development work and additional engineering and technical support provided by Seller for which Purchasers have not yet paid Seller.  On the Closing Date, Seller shall provide Purchasers with an invoice detailing the pro rata amount due.

1.7 Seller and Purchaser Test & Diagnostic Cooperation.  Seller and Purchasers agree to cooperate with respect to Seller’s development of test and diagnostic products as specified in Schedule 1.7.

1.8 Purchaser Lease of Seller Real Property.  Beginning immediately after the Closing Date, Seller agrees to lease to Lantiq US office and lab space at Seller’s facilities at 40 Middlesex Turnpike, Bedford, Massachusetts 01730 subject to the terms of form of Lease Agreement attached hereto as Schedule 1.8.

1.9 Purchase Price.  At the Closing, upon the terms and subject to the conditions set forth herein, Purchasers shall pay to Seller, in consideration for the purchase of the Purchased Assets and the assumption of the Assumed Liabilities, an aggregate amount equal to $6,750,000.00 (the “Purchase Price”) by wire transfer of immediately available funds to an account designated in writing by Seller not less than two (2) business days prior to the Closing.

1.10 Closing.  Subject to the satisfaction or waiver of the conditions contained in this Agreement, the closing of the purchase and sale of the Purchased Assets and assignment and assumption of the Assumed Liabilities (the “Closing”) will take place on the date that is five (5) business days following the satisfaction or waiver of each of the conditions set forth in Article 5 (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time as may be mutually agreeable to Seller and Purchasers.  The date of the Closing is herein referred to as the “Closing Date.”  At the Closing, (a) Seller shall deliver to Purchasers the Purchased Assets, (b) Purchasers shall deliver to Seller the Purchase Price and shall assume the Assumed Liabilities, and (c) Seller and Purchasers and their respective Affiliates shall deliver the documents, certificates and other instruments that are required to be delivered by or on behalf of such Person under Article 2 hereof and as may reasonably be required to effect the transfer by Seller to Purchasers of the Purchased Assets and the assumption by Purchasers of the Assumed Liabilities pursuant to and as contemplated by this Agreement.  All events which shall occur at the Closing shall be deemed to occur simultaneously.

1.11 Transfer Taxes.   Purchasers and Seller shall each be responsible for and pay, as and when due, one-half of the payment of any transfer taxes arising out of or in connection with the Closing; provided that Seller shall remain responsible for any other Taxes (including any Taxes based on income, sales Taxes, use Taxes or VAT) incurred in connection with Seller’s conduct of the Business and use or ownership of the Purchased Assets prior to the Closing Date.

Article 2

CLOSING DELIVERIES

2.1 Conditions to Purchasers’ Obligations.  The obligations of Purchasers to consummate the transactions contemplated by this Agreement are subject to the fulfillment of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in Article 4 hereof shall be true and correct in all material respects and the representations and warranties set forth in Article 4 which are qualified by materiality shall be true and correct in all respects, in each case at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties.

(b) Seller shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing.

(c) No action, suit, or proceeding shall be pending or threatened before any Governmental Entity wherein an unfavorable judgment or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of Seller to own or operate the Business, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects.

(d) On or prior to the Closing Date, Seller shall have delivered or caused to be delivered to Purchasers or Purchasers’ counsel all of the following:

(i)  a certificate from Seller, in form and substance reasonably satisfactory to Purchasers, dated as of the Closing Date, stating that the preconditions specified in Sections 2.1(a) and 2.1(b) have been satisfied;

(ii) the Bill of Sale and Assumption of Liabilities Agreement attached hereto as Schedule 2.1(d)(ii) executed by Seller;

(iii) the Patent Assignment Agreement attached hereto as Schedule 1.1(a)(i) executed by Seller;

(iv) the Amended and Restated DSL License Agreement attached hereto as Schedule 1.5 executed by Seller;

(v) the Lease Agreement attached hereto as Schedule 1.8 executed by Seller;

(vi) copies of all third party, governmental and regulatory consents, approvals, filings, releases, terminations, payoff letters, etc. required in connection with the consummation of the transactions contemplated by this Agreement, provided, however, with respect to Purchased Inbound License Agreements, only to the extent such agreements are assignable without the prior written consent of another Person;

(vii) a non-foreign affidavit, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that Seller is not a “Foreign Person” as defined in Code §1445; and

(viii) such other documents or instruments as Purchasers may reasonably request to effect the transactions contemplated hereby.

(e) All proceedings to be taken by Seller in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, instruments and other documents required to be delivered by Seller to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer.

(f) The closing of the transactions contemplated by that certain Asset Purchase Agreement, dated as of July 7, 2009, by and between Infineon Technologies AG, a stock corporation (Aktiengesellschaft) under the laws of the Federal Republic of Germany, and Wireline Holding S.á.r.l., a company incorporated as a société á responsibilité limitée and existing under the laws of the Grand Duchy of Luxembourg, shall have occurred.

Any condition specified in this Section 2.1 may be waived by Purchasers; provided that no such waiver shall be effective unless it is set forth in a writing executed by each Purchaser or unless each Purchaser agrees in writing to consummate the transactions contemplated by this Agreement without fulfillment of such condition.

2.2 Conditions to Seller’s Obligations.  The obligations of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in Article 5 shall be true and correct in all material respects and the representations and warranties set forth in Article 5 which are qualified by materiality shall be true and correct in all respects, in each case at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties.

(b) Each Purchaser shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing, including, but not limited to, delivering the Purchase Price in accordance with Section 1.9 above.

(c) On or prior to the Closing Date, Purchasers shall have delivered to Seller or Seller’s counsel all of the following:

(i) a certificate from each Buyer, in form and substance reasonably satisfactory to Seller, dated as of the Closing Date, stating that the preconditions specified in Sections 2.2(a) and 2.2(b) have been satisfied;

(ii) the Bill of Sale and Assumption of Liabilities Agreement attached hereto as Schedule 2.1(d)(ii) executed by each Purchaser;

(iii) the Patent Assignment Agreement attached hereto as Schedule  1.1(a)(i) executed by Lantiq Germany;

(iv) the Amended and Restated DSL License Agreement attached hereto as Schedule 1.5 executed by Lantiq Germany;

(v) the Lease Agreement attached hereto as Schedule 1.8 executed by Lantiq US; and

(vi) such other documents or instruments as Seller may reasonably request to effect the transactions contemplated hereby

(d) All proceedings to be taken by each Purchaser in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, instruments and other documents required to be delivered by each Purchaser to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller.

Any condition specified in this Section 2.2 may be waived by Seller; provided that no such waiver shall be effective against Seller unless it is set forth in writing executed by Seller or unless Seller agrees in writing to consummate the transactions contemplated by this Agreement without the fulfillment of such condition.

Article 3

COVENANTS PRIOR TO CLOSING

3.1 Covenants of Seller.  Prior to the Closing, unless Purchasers otherwise agree in writing, Seller shall:

(a) carry on the Business in substantially the same manner as presently conducted and use commercially reasonable efforts to keep the organization and properties of the Business intact and in good operating condition and repair, including its present business operations, physical facilities, Seller Technology, Seller Proprietary Rights, working conditions and employees;

(b) not transfer, license or encumber any of the Purchased Assets;

(c) use commercially reasonable efforts to keep available the services of the Specified Employees and to preserve the present business relationships with all customers, suppliers and others having business dealings with Seller;

(d) not increase or otherwise change the rate or nature of the compensation (including wages, salaries, bonuses and benefits under pension, profit sharing, deferred compensation and similar plans or programs) which is paid or payable to any Specified Employee, except in the ordinary course of business consistent with past practice or as specified in Schedule 4.20(i);

(e) not change, amend, terminate or otherwise modify any material Contract in any respect that would result in a material adverse change in the Business;

(f) promptly (once Seller obtains knowledge thereof) inform Purchasers in writing of any breach of the representations and warranties contained in Article 4 hereof or any breach of any covenant hereunder by Seller;

(g) comply with all material legal requirements and contractual liabilities applicable to the operations of the Business and pay all applicable Taxes when due and payable;

(h) not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax return, enter into any closing agreement, settlement or other agreement or arrangement with respect to Tax claims, returns, refunds or limitation periods;

(i) cooperate with Purchasers and use commercially reasonable efforts and take such actions to cause the conditions to Purchasers’ obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered);

(j) confer on a regular and reasonable basis with representatives of each Purchaser to report on operational matters and the general status of ongoing operations of the Business;

(k) provide, and cause its Affiliates and their respective officers, directors, employees, attorneys, accountants and other agents to provide, Purchasers and their accounting, legal, funding sources and other representatives full and complete access at all reasonable times to Seller’s officers, personnel, suppliers and distributors, consultants, attorneys, accountants and facilities and to business, financial, legal, accounting, regulatory, tax, compensation and other data and information concerning the Purchased Assets and Assumed Liabilities, subject to any confidentiality obligations Seller (and its Affiliates) may owe to third parties; and

(l) not agree to undertake any of the foregoing.

3.2 Covenants of Purchasers.  Prior to the Closing, each Purchaser shall:

(a) promptly (once it obtains knowledge thereof) inform Seller in writing of any breaches of the representations and warranties contained in Article 5 or any breach of any covenant hereunder by Purchasers;

(b) cooperate with Seller and use its commercially reasonable efforts to cause the conditions to Seller’s obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered); and

(c) confer on a regular and reasonable basis with representatives of Seller  to report on the general status of the transactions contemplated in Section 2.1(f).

Article 4

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller’s Representations and Warranties.  Seller represents and warrants to Purchasers that as of the date of hereof and as of the Closing:

4.1 Formation; Good Standing.  Seller is a corporation duly formed, validly existing, and in good standing under the laws of Massachusetts and is qualified to do business in the jurisdiction of organization.

4.2 Subsidiaries.  Seller has one subsidiary, Aware Security Corporation, which does not own or use, and has not owned or used, any assets or properties related in any way to the Purchased Assets or the Non-Purchased Patents, Overlapping Technology or any of the technology related thereto or any other rights in the Business.

4.3 Authorization.  Seller has the full legal right, power and authority to enter into and perform the transactions contemplated by this Agreement and the agreements and other documents contemplated hereby, without need for any approval, license, or notice to any court, Governmental Entity or other Person or entity.  The execution, delivery and performance of this Agreement and the documents contemplated hereby by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Seller, and no vote of the shareholders of Seller is necessary to approve this Agreement or the transactions contemplated by this Agreement.  This Agreement and the agreements and other documents contemplated hereby evidence the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

4.4 No Default or Violation.  The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not and will not: conflict with Seller’s Articles of Organization or By-laws; violate any law, regulation, order, judgment or decree; or result in a default or acceleration of any material obligation under, or give rise to any material obligation under, any agreement or instrument. No waiver, consent, approval or authorization of any person is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the assignment by Seller to Purchasers of the Purchased Assets.

4.5 Title to Properties; Absence of Liens and Encumbrances.  Seller has the full right to sell, transfer, and assign all of the Purchased Assets to Purchasers, and has good title thereto (and will, at the Closing, sell, transfer and assign to Purchasers good title to all of such Purchased Assets) and to all such assets and properties and rights contemplated to be licensed to (or the subject of any license to) Purchasers in connection with the transactions contemplated by this Agreement, in each case free and clear of all Liens, except the Outbound IP Licenses.  All of the Purchased Assets and all of the assets, properties and rights contemplated to be licensed to (or the subject of any license to) Purchasers in connection with the transactions contemplated by this Agreement constitute in all material respects all of the assets, properties and rights of Seller or any of its Affiliates used or held for use with respect to the Business.

4.6 Litigation.  Except as set forth in Schedule 4.6, there are no actions, suits, proceedings or investigations relating to the Purchased Assets, the Business or any of the assets, properties and rights contemplated to be licensed to (or the subject of any license to) Purchasers in connection with the transactions contemplated by this Agreement pending or, to knowledge of Seller, threatened against Seller, Seller’s Affiliates or Seller’s customers or licensees or any of their properties, at law or in equity, before any court or governmental agency, and Seller does not know of any circumstances that would give rise to any such action, suit, proceeding or investigation. Neither Seller nor any of its properties is subject to any order, writ, injunction, decree or judgment of any court or governmental agency relating to the Purchased Assets.

4.7 Product Warranty.  There have been no material warranty or product liability claims asserted by any customer or other person against Seller with respect to the Seller Technology, any of the other Purchased Assets or any of the assets, properties and rights contemplated to be licensed to Purchasers under the DSL License Agreement.  Each product sold, leased, licensed or delivered by Seller included in the Purchased Assets has been in material conformity with all applicable material contractual commitments and express and implied warranties.

4.8 Taxes.  Seller (a) has duly and timely filed all federal, state and other Tax returns and reports required to be filed by the laws of any jurisdiction to which it or any of the Purchased Assets is or has been subject, (b) has paid in full to the proper governmental agencies all federal, state and other Taxes (including, without limitation, all sales, use, withholding and payroll taxes), interest, assessments, fees, and other governmental charges due or claimed to be due on account of its assets, properties, income or operations, and (c) has withheld, collected and paid to the proper governmental agencies all amounts that it has been required by law to withhold or collect.

4.9 Legal Compliance. Seller has obtained all material governmental or other consents, licenses, permits or approvals (federal, state, foreign or local) required for the lawful conduct of Seller’s business and the ownership of Seller’s assets and properties, including the Purchased Assets, and all such consents, licenses, permits and approvals are in full force and effect in all material respects, and Seller has conducted its business and the ownership of its assets and properties in compliance with all applicable law in all material respects.

4.10 Customers.  Schedule 4.10 contains a true and complete list of all current customers, users and licensees of the Seller Technology.

4.11 Condition.  All material machinery, equipment and other tangible assets included in the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted.

4.12 Suppliers.  Schedule 4.12 contains a true and complete list of all vendors from or through whom Seller has purchased material goods (for sale or lease) or services related to the Purchased Assets and summarizes all contractual arrangements for continued supply from each such firm. Seller has no currently existing material open purchase orders or contracts with vendors or other suppliers of materials or services related to the Purchased Assets.

4.13 Patents, Trademarks and Other Intangible Personal Property.

(a) Seller owns, or otherwise possesses, legally enforceable rights to use all Purchased Patents, copyrights, and any applications therefor, domain names, maskworks, net lists, schematics, technology, know-how, trade secrets, algorithms, computer software programs or applications (in both source code and object code form), and all trademarks, trade names and service marks and all other Intellectual Property Rights included in the Purchased Assets (the “Seller Proprietary Rights”), including those set forth on Schedule 4.13(b) free and clear of any and all liens, charges, security interests and other encumbrances whatsoever.  With the exception of any Contract listed on the Schedules hereto, Seller is not a party to any Contract related to any Purchased Asset, including any such agreement whereby any such Purchased Asset is licensed to any third party on an exclusive basis or whereby the manufacture, sale, distribution or other use of any Purchased Asset, or the enforcement of any right relating to any Purchased Asset is restricted.  Except as set forth in this Section 4.13 and on Schedule 4.13(b) hereto, all of Seller’s rights in and to Seller Proprietary Rights, including (if applicable) the right to create derivatives, are freely assignable in its own name and Seller is under no obligation to obtain any approval or consent for use of any of Seller Proprietary Rights.  The Seller Proprietary Rights, together with all Intellectual Property Rights licensed pursuant to the DSL License Agreement, represent all of Seller’s Intellectual Property Rights related to the operation of the Business and the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any Seller Proprietary Rights and any rights therein or thereto.  To Seller’s knowledge, Seller has, where applicable, complied with its obligations with regard to the Purchased Patents to any technical standards organizations in all material respects.

(b) Set forth on Schedule 4.13(b) is a complete list of all registrations (and applications for registration) for Intellectual Property Rights (including domain names and computer software programs or applications) included in the Seller Proprietary Rights, specifying, where applicable, the jurisdictions in which each such Seller Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

(c) Seller is not obligated to pay any royalties or other compensation to any third party in respect of its ownership, use or license of any of the Seller Proprietary Rights, except to the parties listed in Schedule 4.13(c).

(d) Set forth on Schedule 4.13(d) is a complete list of all Contracts as to which Seller is a party and pursuant to which Seller or any other person is authorized to use any Seller Proprietary Right.  Seller is not in breach, default or other violation of any Contract described on such list.  The Contracts are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms.  The execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated hereby, will not cause Seller to be in violation or default under any Contract, nor entitle any other party to any Contract to terminate or modify such Contract.

(e) All of the registrations (and applications for registration) for Seller Proprietary Rights set forth on Schedule 4.13(b) as  issued by,  or filed with the United States Patent and Trademark Office or Register of Copyrights or the corresponding offices of other countries listed on Schedule 4.13(b), have been  duly  issued or filed, as the case may be, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such other country.  Seller has used commercially reasonable efforts to protect its rights in the Seller Proprietary Rights and has reasonably maintained the confidentiality of its trade secrets, pending patent applications, know-how and other confidential Seller Proprietary Rights, and there have been no acts or omissions by Seller, the result of which would be to materially compromise the rights of Seller to apply for or enforce appropriate legal protection of such Seller Proprietary Rights.

(f) Except for any Patents that may be necessary to comply with a Standard, the use of the Seller Proprietary Rights in the manner used by the Seller prior to the Closing Date does not infringe, misappropriate or otherwise violate any copyright, patent, trademark, service mark, trade secret or other third party Intellectual Property Right, and no claims with respect to the Purchased Assets (including the Seller Proprietary Rights and any of the assets, properties and rights contemplated to be licensed to (or the subject of any license to) Purchasers in connection with the transactions contemplated by this Agreement) have been asserted or are threatened by any person nor is Seller aware of any valid grounds for any claims (i) that the manufacture, development, sale, licensing or use of the Purchased Assets as developed, sold or licensed or used by Seller, infringes, misappropriates or otherwise violates on any copyright, patent, trademark, service mark, trade secret or other third party Intellectual Property Right, (ii) against the use by Seller of any trademarks, service marks, trade names, trade secrets, copyrights, Patents, technology, know-how or computer software programs and applications included in or used in connection with the Purchased Assets (including the Seller Proprietary Rights) or (iii) challenging the ownership by Seller, validity or effectiveness of any of the Purchased Assets (including the Seller Proprietary Rights).  No Purchased Assets (including the Seller Proprietary Rights) are subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Seller.

(g) Each former and current employee, officer and consultant of Seller working or who has worked with the Purchased Assets has executed an employment agreement which covers items, including confidentiality, non-competition, trade secrets, invention disclosures and intellectual property ownership in substantially the form attached hereto as Schedule 4.13(g) providing Seller with title and ownership to Seller Proprietary Rights developed or used by Seller and agreeing to maintain the confidentiality of Seller Proprietary Rights and Seller’s other confidential information.  To the knowledge of Seller, no employee, officer or consultant of Seller is in violation of any term of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with Seller or any previous employer.

(h) All documentation, specifications and other technical data necessary for the development, manufacture, distribution or sale of the Purchased Assets (including the Seller Proprietary Rights) and all written documentation, specifications and other technical data useful for the development, manufacture, distribution or sale of the Purchased Assets (including the Seller Proprietary Rights) which are in Seller’s possession or control will be delivered to Purchasers as part of the Purchased Assets (including the Seller Proprietary Rights).

(i) The use of any software that constitutes part of the Seller Proprietary Rights by the Seller has been in compliance with the terms of any open source license for any open source code included in the Seller Proprietary Rights.

(j) The Purchased Assets do not contain open source software.

4.14 Outbound IP License.  Schedule 1.2(c) lists each Outbound IP License.  None of such instruments or documents has been modified or amended, whether in writing, by custom or usage or otherwise and all of such instruments and documents are in full force and effect in accordance with their respective terms.

4.15 Purchased Inbound License Agreements.  Seller is in compliance with all of its obligations arising under the Purchased Inbound License Agreements in all material respects, and there is no amount due under the Purchased Inbound License Agreements for goods and services provided to Seller prior to the Closing.  Neither Seller nor, to Seller’s knowledge, any other party to any of the Purchased Inbound License Agreements is in breach, default or other violation thereunder.  There has been no claim that there has been any such default, breach or failure to comply and there are no existing facts or conditions known to Seller that, with or without the passage of time, notice or both, will result in a default under, breach of, or failure to comply with any term or provision of a Purchased Inbound License Agreement.

4.16 Brokers’ Fees.  Seller has no liability to pay any fees or commissions to any broker, finder, or agent with respect to the Purchased Assets, the execution of this Agreement or the transactions contemplated hereunder for which Purchasers could become liable or obligated.

4.17 Solvency.  Seller is not now insolvent and will not be rendered insolvent by the transactions contemplated hereunder.  As used in this section, “insolvent” means that the sum of the debts and other probable Liens of Seller exceeds the present fair saleable value of Seller’s assets.

4.18 Foreign Corrupt Practices.  Except as described in Schedule 4.18, neither the Seller nor any of its directors, officers or employees have, with respect to the Business, the Purchased Assets or any government bid, (i) used any funds to offer or provide any unlawful contributions, payments, gifts, gratuities or entertainment, (ii) made any unlawful expenditures relating to political activity to government officials or others, (iii) received notice of any payment identified in (i) or (ii) above, or (iv) made or offered or solicited or accepted any contributions, payments, gifts, gratuities, entertainment or any other item or service or any value as a kickback, bribe or for any other reason in violation of the laws, regulations or requirements of any Governmental Entity, including but not limited to the Anti Kickback Act of 1986, as amended, the Foreign Corrupt Practices Act of 1977, as amended, the Truth in Negotiations Act of 1962, as amended, the Anti Kickback Act of 1986, as amended, or the Office of Federal Procurement Policy Act, as amended, or any FAR provision implementing such laws, or other similar United States or foreign law, (v) violated any requirements of the Defense Industrial Security Manual or the Defense Industrial Security Regulation or any related security regulations, (vi) made any material false statement to any official of a Governmental Body; nor (vii) violated any other law applicable to a government bid.

4.19 Certain Business Relationships Involving the Purchased Assets.  None of Seller’s directors, officers, employees or shareholders has been a party to, or otherwise involved in, any business arrangement or relationship involving the Purchased Assets within the past twelve (12) months, and none of Seller’s directors, officers or employees own any asset, tangible or intangible, that is used in the Business.

4.20 Specified Employees.

(a) Schedule 6.6 contains a list of all the Specified Employees, showing for each Specified Employee the name, title, function, location, and the annual fixed salary or wages as of July 31, 2009 and aggregate annual target compensation for the fiscal year ending December 31, 2009.  Except as set forth on Schedule 6.6, none of the Specified Employees has entered into an early retirement arrangement with Seller.  None of the Specified Employees has given notice or otherwise indicated in writing (or to the knowledge of Seller given any other indication) that he or she intends to terminate his or her employment.

(b) Except as set forth on Schedule  4.20(b), with respect to the Specified Employees, Seller is not a party to any collective bargaining agreement, similar written or material unwritten agreement or other relationship with a union or other employee representative.

(c) Schedule  4.20(c) contains a complete and accurate list of all Employee Plans in which any of the Specified Employees participate or are entitled to participate.

(d) Except as set forth on Schedule  4.20(d), with respect to the  Specified Employees, there is not presently pending or existing, and to Seller’s knowledge there is not threatened, (i) any strike, slowdown, picketing, work stoppage or other material labor dispute, or (ii) any controversies between Seller and any of the Specified Employees.  Schedule 4.20(d) contains a complete and accurate list of (i) all labor disputes of the kind mentioned under Section  4.20(d)(i) above which have happened in the last five (5) years prior to the date hereof, and (ii) all actions, suits or other proceedings, including but not limited to lawsuits or formally initiated conciliation/arbitration proceedings pending against Seller by any Specified Employee or vice versa, involving works councils or other employee representatives.

(e) Except as set forth on Schedule 4.20(e), with respect to the Specified Employees, Seller has no current or potential obligation to provide post-employment health, life or other welfare benefits to such employees other than as required under section 4980B of the U.S. Tax Code or any similar applicable Law.  With respect to the Specified Employees or the Business, neither Seller nor any other entity that, together with Seller, is or was (at a relevant time) treated as a single employer under Section 414 of the U.S. Tax Code, has contributed to or has any liability with respect to any plan subject to Title IV of ERISA or “multiemployer plan” (as such term is defined under Section 3(37) of ERISA).

(f) Seller has complied in all material respects with all laws applicable to the employment of each of the Specified Employees and has violated no such law in any material respect in connection with the operation of the Business.  There do not exist any pending or, to Seller’s knowledge, threatened claims (other than routine undisputed claims for benefits), suits, actions or disputes relating to any Specified Employee with respect to any Employee Plan.

(g) Except as set forth on Schedule  4.20(g), Seller has no Liabilities arising out of the employment, remuneration or hiring of any of the Specified Employees prior to the Closing (and there is no basis for any of the foregoing), other than ordinary payroll and benefit obligations that have been fully accrued for in the ordinary course of business.

(h) With respect to the transactions contemplated hereby, any notice required under any law or collective bargaining agreement has been, or prior to the Closing will be, given, and all bargaining obligations with any employee representative have been, or prior to the Closing will be, satisfied.

(i) Except as set forth on Schedule 4.20(i), the consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits for any Specified Employee under any Employee Plan.

Article 5

PURCHASERS’ REPRESENTATIONS AND WARRANTIES

Purchasers’ Representations and Warranties.  Each Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing that:

5.1 Due Organization.  Lantiq is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Lantiq Germany is a corporation duly incorporated, validly existing and in good standing under the laws of Germany.

5.2 Authority.  Such Purchaser has the full legal right, power and authority to enter into and perform the transactions contemplated by this Agreement, without need for any consent, approval, authorization, license or order of, or notice to, any court, Governmental Entity or other Person or entity.  The execution, delivery and performance of this Agreement and the documents contemplated hereby by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of such Purchaser.  This Agreement evidences the legal, valid and binding obligation of such Purchaser, enforceable against Purchaser in accordance with its terms.

5.3 No Default or Violation.  The execution, delivery and performance of this Agreement by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby do not, and will not conflict with such Purchaser’s Articles of Incorporation or By-Laws, violate any law, regulation, order, judgment or decree by which such Purchaser is bound or violate any Contract to which such Purchaser is a party.

5.4 Availability of Funds.  Such Purchaser currently has access to sufficient immediately available funds in cash or cash equivalents, and shall at the Closing have sufficient immediately available funds, in cash, to pay the Purchase Price.

Article 6

CERTAIN OBLIGATIONS OF THE PARTIES

Certain Obligations of the Parties.  The parties covenant and agree as follows:

6.1 Covenant of Further Assurances.  Seller shall, at any time and from time to time after the Closing, at its expense, execute, acknowledge, seal and deliver all such instruments and documents, and do all such further things, as Purchasers may reasonably request to perfect and effect the transfer and delivery to Purchasers of any and all of the Purchased Assets or to transfer to or otherwise obtain for Purchasers any consent, license, permit, registration or approval necessary or desirable to accomplish the purchase of the Purchased Assets or to enable Purchasers fully and without restriction to manufacture, distribute and sell the Seller Technology.

6.2 Access to Information / Interoperability Lab.  From and after the Closing, Seller shall give Purchasers and its representatives access at all reasonable times to the facilities, properties, books, records, officers, employees and agents of Seller as the same relate to the Purchased Assets.  In addition, from and after the Closing, Seller shall ensure that employees, contractors, agents and other representatives of Purchasers shall continue to have physical access to Seller’s interoperability lab (currently located in the Stewart lab on the second floor of Seller’s facility in Bedford, Massachusetts ) and be permitted to use the equipment located therein, as well as remote access to Seller’s data and information used in connection therewith, on terms and conditions (including hours and methods of access) no less favorable than Seller’s employees.

6.3 Payment of Taxes; Cooperation on Tax Matters.

(a) Seller shall pay, promptly and when due, whether at the original time fixed therefor or pursuant to any extension of time to pay or any agreement with tax authorities, any and all taxes, fees and other charges that shall become due or shall have accrued on account of the operation and conduct of Seller’s Technology on or before the Closing or on account of any of the transactions contemplated by this Agreement, provided, however, that Seller shall not be required to pay any such tax, fee or charge if it is contesting the validity or amount thereof through proper proceedings, in good faith and with reasonable diligence if such contest does not, and will not, have any adverse impact on Purchasers.

(b) Seller and Purchasers shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns of each of Seller and each Purchaser or in connection with any audit, litigation or other proceeding with respect to Taxes of the Business.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

6.4 Non-Competition; Non-Solicitation; Non-Disclosure.

(a) During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Non-Compete Period”), Seller shall not, and shall not allow its Affiliates to, either directly or indirectly, Participate in any Competitive Business.  “Participate” includes any direct or indirect ownership interest in any enterprise or participation in the management of such enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, executive, franchisor, franchisee, creditor, owner or otherwise; provided that ownership of less than 2% of the outstanding stock of any publicly-traded corporation shall not be deemed to be Participating solely by the reason thereof in any of its business.  “Competitive Business” means any business anywhere in the world engaged in any business that the Business conducts or proposes to conduct as of the Closing Date (other than (i) pursuant to relationships with Purchasers or any of its Affiliates, (ii) Seller’s continued business with respect to the Outbound IP Licenses listed in Schedule 1.2,  and (iii) Seller’s continued business with respect to the licensing and/or sale of Non-Purchased Patents).

(b) Seller agrees, on behalf of itself and each of its Affiliates, that during the Non-Compete Period, Seller shall not, directly or indirectly:

(i) induce or attempt to induce any employee of either Purchaser, including the Specified Employees, to leave the employ of such Purchaser; or

(ii) hire any employee of either Purchaser without the prior written consent of such Purchaser.

(c) Seller agrees, on behalf of itself and each of its Affiliates, that during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Seller shall not, directly or indirectly, employ or otherwise retain the services of any Specified Employee (it being agreed that if a Specified Employee accepts an employment position with a Purchaser or a third party and such Purchaser or third party terminates the employment of such Specified Employee prior to the first anniversary of the Closing Date, then, subject in all circumstances to Section 6.4(b), this Section 6.4(c) shall not restrict Seller’s right to hire such Specified Employee following such termination).

(d) Each Purchaser agrees, on behalf of itself, that during the Non-Compete Period, it shall not, directly or indirectly:

(i) induce or attempt to induce any employee of Seller (other than the Specified Employees) to leave the employ of Seller; or

(ii) hire any employee of Seller (other than the Specified Employees) without the prior written consent of Seller.

(e) Seller shall keep confidential, and shall not disclose to any third party or use any confidential or proprietary information or trade secret relating to the Seller Technology or any other Purchased Asset, including, by way of example and without limitation, vendor lists, customer lists, source code, know-how and trade secrets, except to the extent such information is published for dissemination to the general public by, or with the written consent of, Purchasers.  For avoidance of doubt, notwithstanding anything of the foregoing, Seller may use any information retained in the unaided memories of Seller’s employees who have had access to the Seller Technology or any other Purchased Asset.  An employee’s memory is unaided if the employee has not intentionally memorized the information for the purpose of retaining and subsequently using or disclosing it to a third party.  It is understood that no license or right of use under any Patent or patentable right, copyright or trademark is granted or conveyed by this right under this Agreement.

(f) Seller acknowledges and agrees that (i) the restrictions contained in this Section 6.4 for the benefit of Purchasers are reasonable in all respects (including with respect to the subject matter, time period and geographical area) and are necessary to protect the value of the Purchased Assets, (ii) Seller is primarily responsible for the creation of such value and (ii) Purchasers would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 6.4.

6.5 DSL License Agreement; Assignment of Intellectual Property.  Seller shall have executed and delivered (i) the DSL License Agreement and (ii) assignments of all necessary Seller Proprietary Rights including the Patent Assignment Agreement attached hereto as Schedule 1.1(a)(i).

6.6 Employee Matters.

(a) Employment Offers.  The employees of Seller as set forth in Schedule 6.6 (the “Specified Employee”) shall continue to be employed by Seller at the Closing.  At the Closing, each Specified Employee shall be offered employment by Lantiq US, with terms and conditions of employment, including base compensation, bonus opportunity and benefits, that are substantially comparable in the aggregate to those provided by Seller to such Specified Employee immediately prior to the Closing (but not including any equity-based compensation); provided that nothing in this Agreement shall limit the ability of Lantiq US (or one of its Affiliates) to reduce the rate of compensation or benefits, or terminate the employment, of any Specified Employee following acceptance of such offer.  Effective on the Closing Date, Seller shall terminate and  Lantiq US shall hire each Specified Employee who accepts such offer of employment from Lantiq US or one of its Affiliates.  Seller hereby consents to Lantiq US (or one of its Affiliates) contacting each Specified Employee with respect to the desire of such employee to enter the employ of Lantiq US (or one of its Affiliates) and Seller shall cooperate in good faith with and use its commercially reasonable efforts to assist Lantiq US to cause such Specified Employees to accept such offer of employment.  Specified Employees will receive credit for such employees’ period of employment with Seller for purposes of calculating future accruals under any vacation program and for purposes of determining severance pay under any applicable severance plan of Lantiq US; provided that Lantiq US shall not assume any Liability for any retention, severance, change-of-control or similar agreements between Seller or any of its Affiliates and any of the Specified Employees in effect as of the Closing Date, and Seller shall retain Liability for all obligations under any such retention, severance, change-of-control or similar agreements.  Notwithstanding anything to the contrary set forth herein, and for the avoidance of doubt, Seller shall also remain solely liable and shall pay to each Specified Employee any and all wages, salaries, vacation pay and compensation of any kind payable to any Specified Employee for any period ending on or prior to the Closing Date.  Furthermore, Seller shall process final payroll payments to Specified Employees with respect to the payroll period in which the Closing Date occurs and such payments shall include all compensation and vacation pay that is earned but unpaid as of the Closing Date and during the entire payroll period in which the Closing Date occurs and shall be made on or as soon as reasonably practicable following the Closing Date; provided that Purchaser shall reimburse Seller within five (5) business days of receipt of an invoice from Seller for the portion of such payments relating solely to compensation earned during post-Closing periods, the employer’s portion of payroll taxes on such post-Closing compensation (e.g., FICA) and employer matching contributions on the portion of such post-Closing compensation that is deferred under Seller’s 401(k) plan.  Seller shall deliver to Lantiq US as soon as reasonably practicable after the Closing Date all personnel files and employment records relating to the Specified Employees who accept employment offers from Lantiq US, provided that Seller may retain one copy of such files and records for applicable legally-required document retention purposes.

(b) COBRA.  Seller is wholly responsible for complying with all applicable health care continuation coverage requirements under Section 4980B of the U.S. Tax Code or similar applicable laws (“COBRA”) under Seller’s group health plans with respect to Specified Employees (and covered dependents) whose qualifying events occur while such Specified Employees (and covered dependents) participate under Seller’s group health plan and Purchaser is wholly responsible for complying with such coverage requirements under COBRA under Purchaser’s group health plan with respect to employees (and covered dependents) employed by Lantiq US or one of its Affiliates from and after the Closing whose qualifying events occur while such employees (and covered dependents) participate under Purchaser’s group health plan.

(c) Employee Benefits.  As of the day immediately following the Closing Date and for six months following the Closing Date, Lantiq US or one of its Affiliates shall permit Specified Employees to be eligible to participate in employee plans and benefit arrangements of Lantiq US (or such Affiliate)  that provide benefits that are substantially comparable in the aggregate to those provided by Seller to such Specified Employees immediately prior to the Closing (but not including any equity-based compensation) in accordance with the then prevailing terms of such employee plans and benefit arrangements, provided that (i) nothing herein shall prevent Lantiq US (or such Affiliate) from terminating the employment of any such Specified Employee or modifying or terminating such plans from time to time, (ii) for eligibility and vesting purposes under any such plan for which a Specified Employee may be eligible after the Closing Date, Lantiq US (or such Affiliate) shall ensure that service by such Specified Employee with Seller shall be deemed to have been service with Lantiq US (or such Affiliate), provided such crediting of service does not result in a duplication of benefits, (iii) all Specified Employees and their spouses and dependents who are covered under Seller’s respective health plans at the time of the Closing shall be covered immediately after the Closing Date, without any gap in coverage (and shall not be excluded from coverage on account of any pre-existing condition) under a group health plan of Lantiq US (or such Affiliate), and (iv) Purchaser shall not be required to have a replacement 401(k) plan in place immediately following the Closing Date as long as Purchaser uses commercially reasonable efforts to adopt such plan as soon as reasonably practicable following the Closing Date.  Effective as of the Closing Date, Seller shall take all such actions as are necessary to fully vest Specified Employees in all of their account balances under Seller’s 401(k) plan.  Lantiq US and Seller shall use commercially reasonable efforts to permit Specified Employees to rollover their account balances under the Seller’s 401(k) plan (in the form of cash and notes associated with plan loans) to a 401(k) plan sponsored by Purchaser (or one of its Affiliates) as soon as reasonably practicable on or after the Closing Date.  Seller shall not place any Specified Employees’ plan loans into default prior to the date of such rollovers as long as such rollovers occur prior to the last day of the calendar quarter following the calendar quarter in which the Closing Date occurs.  Notwithstanding anything in this Section 6.6 to the contrary, if Lantiq US’s welfare benefit plans providing medical and dental coverages have not been adopted and are not available to provide benefits to Specified Employees on the day immediately following the Closing Date, Seller shall take such actions as are necessary to permit Specified Employees (and their covered dependents) to continue to participate under Seller’s group medical and dental plans through December 31, 2009; provided that Purchaser reimburses Seller for the cost of premiums for such coverage for each full calendar month of coverage occurring during the period beginning on the Closing Date and ending on December 31, 2009.  As soon as reasonably practicable after the date of this Agreement, Seller shall inform the Specified Employees of the effect of the transaction contemplated under this Agreement on such employees’ health-care and dependent-care flexible spending accounts, including the fact that such employees may forfeit unused amounts under such accounts if they do not incur sufficient reimbursable expenses prior to the Closing Date.

(d) Certain Foreign National Employees.  The parties recognize that the Specified Employees listed on Schedule  6.6(d) are in nonimmigrant visa status or have applications for lawful permanent residence pending with the relevant Governmental Entities (the “Affected Foreign National Employees”).  The parties further recognize that new or amended petitions with respect to such Affected Foreign National Employees may be required in certain of these cases identified on Schedule  6.6(d), unless Lantiq US (or any of its Affiliates, as the case may be) is deemed the “successor-in- interest” to Seller (as such term is used in pronouncements by the U.S. Citizenship and Immigration Service (“USCIS”)) with respect to such Affected Foreign National Employees.  Accordingly, Lantiq US hereby agrees to assume Seller’s obligations to the USCIS as “successor-in-interest” under such pending applications with respect to the related Affected Foreign National Employees (including any obligations arising from or under attestations made in each certified and still effective Labor Condition Application (“LCA”) filed by Seller with respect to any such Affected Foreign National Employees); provided that such assumption shall not grant to any such Affected Foreign National Employee any rights enforceable by such employee against Lantiq US. Each party agrees to use commercially reasonable efforts to take such actions as may reasonably be requested at and following the Closing Date to document to the USCIS or such other Governmental Entity, as the case may be, as may be necessary to memorialize the “successor-in-interest” relationship with respect to any Affected Foreign National Employees. Seller shall provide Purchaser with true and complete copies of all applications, petitions and other documentation related to the Affected Foreign National Employees’ immigration status on or before the Closing Date.

6.7 Transitional IT Assistance.  Seller shall provide the IT Services, including the following: (i) Separation Services to implement the Transitional Environment and complete the Logical IT Carve-out pursuant to the High Level IT Carve-out Project Plan attached hereto as Schedule 6.7(i); (ii) Operational IT Services; and (iii) Separation Services pursuant to the Physical IT Carve-out Project Plan which when completed will be attached hereto as Schedule 6.7(ii).  The purpose of the IT Services is to allow Purchasers to establish their own IT for the Business in due time, allowing Purchasers to continue the uninterrupted operation of the Business during the IT Transition Period until completion of the Physical IT Carve-out.  The Operational IT Services shall  be provided for a period of eight (8) months following the Closing, provided that Purchasers shall have the right, in their sole discretion, to extend such period no more than twice for up to eight (8) months per extension upon written notice to Seller provided that Purchasers remain tenants in Seller’s premises pursuant to the Lease in Schedule 1.8 (the aforesaid period and any extension shall hereinafter be referred to as the “IT Transition Period”).  Notwithstanding the foregoing, Purchasers shall have the right to terminate any or all of the IT Services on thirty (30) days written notice to Seller.  All Operational IT Services shall be based on the “services as before” concept, meaning that with regard to quality and service levels, and subject to the terms of this Agreement, the IT Services provided to Purchasers hereunder shall be substantially the same as the corresponding IT services provided to the Business by Seller prior to Closing. Seller will collaborate and cooperate with Purchasers to facilitate timely completion of the Physical IT Carve-out (e.g., providing migration of electronic data files in mutually agreed formats).  All IT Services shall be provided in a professional and workmanlike manner and follow generally accepted best practices for IT services.  Seller and Purchasers shall each designate in writing an individual to serve as its primary point of contact for all IT Services, which individual shall be responsible for all communication between the Parties related to the same and shall promptly discuss and attempt to resolve technical issues as well as disputes arising out of or relating to this Section 6.7; provided that any dispute that cannot be resolved within five (5) business days shall be referred in writing to the respective higher ranking management of each Party.  In the event Seller experiences (or expects to experience) any system downtime (including system maintenance activities), or otherwise changes it systems in such a way that affects or may affect any IT Services, Seller shall (a) notify Purchasers in advance in sufficient time to prepare for such activities, (b) minimize the amount of time spent on such activities to the extent possible and (c) treat Purchasers identically with respect to Seller with respect to such downtime.  Seller shall maintain a disaster recovery program for the IT Services pertinent to Purchasers consistent with the disaster recovery program in place for such services within Seller’s IT, and, in the event of an emergency situation and the disaster recovery policy is placed into effect, Seller will keep Purchasers informed of the status of recovery plans.  Seller shall not subcontract any IT Services without the prior written consent of Purchasers.  Purchasers shall not be required to pay for any IT Services other than the Operational IT Services.  For the Operational IT Services, Lantiq Germany shall compensate Seller as further described in Schedule 6.7.

Article 7

INDEMNIFICATION AND SURVIVAL OF PROVISIONS

Indemnification and Survival of Provisions.

7.1 Indemnification by Seller.  Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless each Purchaser, their respective Affiliates, and their respective directors, officers, stockholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Purchaser Indemnified Parties”) from, against and in respect of any Damages imposed on, sustained, incurred or suffered by, or asserted against, any of the Purchaser Indemnified Parties, whether in respect of Third-Party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from, (i) any breach of any representation or warranty (ignoring, for purposes of this Section 7.1, any qualification as to materiality contained therein) made by Seller contained in this Agreement or any document delivered pursuant to this Agreement so long as notice thereof is delivered to Seller during the period such representation or warranty survives, (ii) any Excluded Liability or any failure to timely discharge or fulfill any of the Excluded Liabilities, and (iii) any breach of a covenant or agreement of Seller contained in this Agreement or any document delivered pursuant to this Agreement.  Damages include any and all claims, costs, losses, expenses, liabilities or other damages, including interest, penalties and reasonable attorneys’ fees and disbursements by reason of or otherwise arising out of any Excluded Liability or any breach by the other party of a representation, warranty or covenant contained in this Agreement (collectively “Damages”).

7.2 Indemnification by Purchasers.  Purchasers hereby agree that from and after the Closing they shall jointly and severally indemnify, defend and hold harmless Seller, its Affiliates, and their respective directors, officers, stockholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “ Seller Indemnified Parties” ) from, against and in respect of any Damages imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of Third-Party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from, (i) any breach of any representation or warranty made by any Purchaser contained in this Agreement or any document delivered pursuant to this Agreement so long as notice thereof is delivered to Seller during the period such representation or warranty survives, (ii) any Assumed Liability or any failure to timely discharge or fulfill any of the Assumed Liabilities, and (iii)  any breach of a covenant or agreement of any Purchaser contained in this Agreement or any document delivered pursuant to this Agreement.

7.3 Third Party Claims.  Each party (the “Indemnified Party”) agrees to notify the other party (the “Indemnifying Party”) of any Damages asserted by third parties that, in the opinion of Indemnified Party, are reasonably likely to give rise to indemnification hereunder (“Third-Party Claims”).  The Indemnifying Party may (a) participate in the defense of any Third-Party Claim or (b) upon written notice thereof, and written acknowledgement without reservation of rights that the Indemnifying Party shall be solely responsible for such Third Party Claim and all Damages relating thereto (notwithstanding any limitations set forth in this Section 7 that would otherwise apply with respect thereto, which shall not thereafter be applicable) to the Indemnified Party, assume the defense of any Third-Party Claim, with counsel reasonably satisfactory to the Indemnified Party; provided that the party assuming the defense may not assume such defense if there exists a conflict of interest between the positions of the Indemnified Party and such Party with respect to such Third-Party Claim or if such Third-Party Claim seeks equitable relief against the Indemnified Party.  The Indemnified Party agrees that it will not settle any Third-Party Claims without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  The Indemnified Party further agrees that if the Indemnifying Party wishes to enter into a settlement with respect to a Third-Party Claim on terms reasonably acceptable to the Indemnified Party, the Indemnified Party will cooperate in such settlement, provided that such settlement includes, as an unconditional term thereof, the giving by the third party to the Indemnified Party and its Affiliates of a release from all liability in respect of such Third-Party Claim.

7.4 Claims Procedure.  If an Indemnified Party wishes to make a claim for indemnification hereunder for Damages that do not result from a Third Party Claim (a “ Direct Claim” ), the Indemnified Party shall notify the Indemnifying Party in writing in general terms of such Direct Claim, the amount or the Indemnified Party’s good faith estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto, the nature of the misrepresentation, breach of warranty, covenant or obligation to which such item is related, and to the extent known a reasonable summary of the facts underlying the claim. The Indemnifying Party shall have a period of 30 days within which to respond to any Direct Claim. If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party will be deemed to have accepted such Claim. If the Indemnifying Party rejects all or any part of such Claim, Seller and Purchasers shall attempt in good faith for 30 days to resolve such claim. If no such agreement can be reached through good faith negotiation within 30 days, either Purchasers or Seller may thereafter commence an action.

7.5 Survival of Provisions.  The representations and warranties of the parties contained in this Agreement (other than those representations and warranties set forth in Sections 4.1 through 4.5, inclusive, Section 4.8, Sections 4.13(a) and (c), and Sections 5.1 through 5.4, inclusive (collectively, the “Fundamental Representations”), which shall survive indefinitely without limitation) and the right to make a claim for indemnification with respect to any representation or warranty contained in this Agreement (other than any Fundamental Representation)  shall survive for a period of eighteen (18) months following the Closing.  All covenants and agreements of the parties contained in this Agreement shall survive indefinitely without limitation.

7.6 Limitation of Liability.  Each of Seller’s and Purchasers’ aggregate liability with respect to the breach of a representation or warranty contained in this Agreement (other than any Fundamental Representation) shall be strictly limited to an amount equal to twenty-five percent (25%) of the Purchase Price and each of Seller’s and Purchasers’ aggregate liability with respect to the breach of a Fundamental Representation shall be strictly limited to an amount equal to the Purchase Price (as applicable, the “Cap”); provided that, notwithstanding anything herein to the contrary, no Indemnifying Party shall have any liability to an Indemnified Party with respect to the breach of a representation or warranty contained in this Agreement  unless the aggregate amount of all losses, damages, penalties, Taxes, costs, expenses or other liabilities of any kind or nature, whether or not arising out of a Third-Party Claim (collectively, “Losses”), incurred by such Indemnified Party as a result of all such breaches cumulatively exceeds $50,000, in which case the Indemnifying Party shall, subject to the Cap, be liable for all such Losses in excess of $50,000.

Article 8

AMENDMENT AND WAIVER

8.1 Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

8.2 Extension; Waiver.  At any time prior to the Closing Date, Purchasers and Seller may, to the extent legally allowed and in writing, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Article 9

TERMINATION

9.1 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Seller, on the one hand, and Purchasers, on the other hand;

(b) by either Seller or Purchasers if the Closing shall not have occurred on or before January 31, 2009; provided, however, that neither Seller nor Purchasers shall be entitled to terminate this Agreement pursuant to this Section 9.1(b) if such party’s or parties’ breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time;

(c) by Seller, upon written notice to Purchasers, if there has been a material misrepresentation or material breach on the part of a Purchaser of any of its representations, warranties or covenants set forth in this Agreement (and, if capable of cure, such misrepresentation or breach is not cured to the reasonable satisfaction of Seller within five (5) business days after Seller gives Purchasers written notice thereof)  or if events have occurred which have made it impossible to satisfy a condition precedent to Seller’s obligations to consummate the transactions contemplated hereby unless Seller’s breach of this Agreement has caused the condition to be unsatisfied; or

(d) by Purchasers, upon written notice to Seller, if there has been a material misrepresentation or material breach on the part of Seller of any of their representations, warranties or covenants set forth in this Agreement (and, if capable of cure, such misrepresentation or breach is not cured to the reasonable satisfaction of Purchasers within five (5) business days after Purchasers give Seller written notice thereof) or if events have occurred which have made it impossible to satisfy a condition precedent to Purchasers’ obligations to consummate the transactions contemplated hereby unless a Purchaser’s breach of this Agreement has caused the condition to be unsatisfied.

9.2 Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party to any other party or its stockholders, members, Affiliates, directors or officers under this Agreement, except for the provisions of Section 6.4(d) and Article 10 shall continue in full force and effect and except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination.

9.3 Delay in Closing.  In the event that this Agreement has not been terminated and the Closing shall not have occurred by the later of (i) December 1, 2009 and (ii) the fifth (5th) business day following the satisfaction or waiver of all of the conditions set forth in Section 2.1 (other than those that by their terms are to be satisfied or waived at the Closing and the condition set forth in Section 2.1(f)), and the failure to so close is not caused in whole or in part by Seller, Purchasers agree to reimburse Seller for Seller’s costs to carry on Seller’s G.hn engineering portion of the Business in substantially the same manner as presently conducted from such date until such time that the Closing shall occur or this Agreement is terminated.  Seller and Purchasers agree that Purchasers shall pay to Seller a monthly amount equal to $306,243 based on twenty one (21) full-time Specified Employees at an established man rate per month of $14,583.  Upon the earlier of the Closing or the termination of this Agreement, Seller shall provide an invoice to Purchasers setting forth the aggregate amount of the fees due to Seller through such date under this Section 9.3, with the monthly amount for the month in which the Closing occurs or this Agreement is terminated being pro rated based upon the number of days that have elapsed during such month from the commencement of Purchasers’ reimbursement obligation under this Section 9.3 until the Closing Date or the date of the termination of this Agreement, and Purchasers shall pay the invoice upon receipt.

Article 10

MISCELLANEOUS

Miscellaneous.

10.1 Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the legal representatives, agents, successors and assigns of the parties.

10.2 Expenses.  Each party will be responsible for its own fees, costs and expenses, including consultant, financial advisor, broker, account, counsel and other advisory fees, costs and expenses incurred in connection with the preparation, negotiation, execution, delivery or performance of this Agreement and the closing of the transactions contemplated hereby, whether or not the transactions contemplated hereby shall be consummated.

10.3 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

To Seller:

Aware, Inc.
40 Middlesex Turnpike
Bedford, Massachusetts 01730
Attn:  General Counsel
Facsimile No.:  (781) 276-4001

To Purchasers:

Lantiq Broadband Holdco Inc.
640 N. McCarthy Blvd.
Milpitas, CA  95035
Attn:  Imran Hajimusa
Facsimile No.:  (408) 503-1528

and

Lantiq Deutschland GmbH
Am Campeon 3
85579 Neubiberg, Germany
Attn:  Guenther Stang
Facsimile No.:  49 89 234 9552411

with copies to:

Golden Gate Capital
One Embarcadero Center, 39th Floor
San Francisco, CA  94111
Attn:  John Knoll and Felix Lo
Facsimile No.:  (415) 983-2701

and

Kirkland & Ellis LLP
555 California Street, 27th Floor
San Francisco, CA  94104
Attn:  Stephen D. Oetgen
Facsimile No.:  (415) 439-1500

10.4 Entire Agreement.  This Agreement and the other documents referred to herein or delivered pursuant hereto embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

10.5 Counterparts.  This Agreement may be executed in several counterparts (including by means of telecopied, facsimile or portable data format (PDF) signature pages), each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

10.6 Severability.  If any clause or provision of this Agreement is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Agreement shall not be affected thereby.

10.7 Governing Law.  This Agreement shall be governed, interpreted, and enforced in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

10.8 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  This Agreement is not intended to confer upon any person other than the parties hereto (and such parties’ respective successors and assigns) any rights or remedies hereunder, except as otherwise expressly provided herein.  Neither this Agreement nor any of the rights and obligations of the parties hereunder shall be assigned or delegated, whether by operation of law or otherwise, without the written consent of both parties hereto; provided, however, that (i) each party hereto may assign this Agreement in whole or in part without the prior written consent of the other but upon written notice in connection with an acquisition of all or substantially all of the assets of the such party and (ii) Seller may assign this Agreement in whole or in part without the prior written consent of Purchasers but upon written notice in connection with an acquisition of Seller’s test and diagnostic business (it being agreed and acknowledged that no such assignment shall relieve Seller of any of its obligations or any other liability hereunder); provided, further, in no event may Seller assign the test and diagnostic rights received from Purchasers under this Agreement or the DSL License Agreement to a Person who is a competitor of Purchaser.

10.9 Confidentiality Regarding Agreement.  The parties agree that any disclosure of the existence of or any terms of this Agreement or the relationship between the parties shall be made only with the prior written agreement of both parties.  An exception to the above is allowed if either party is required under United States Securities and Exchange Commission regulations or other applicable law to disclose this Agreement; provided that the party so required to disclose this Agreement must first consult with the other parties hereto with respect to the form and substance of such disclosure.

10.10 Specific Performance.  Seller and Purchasers acknowledge and agree that in the event of a breach by the other party (or any of its Affiliates) of any of this Agreement, monetary damages shall not constitute a sufficient remedy.  Accordingly, Seller and Purchasers agree that Seller and Purchasers shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller’s and/or Purchasers’ obligations hereunder not only be an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

Article 11

CERTAIN DEFINITIONS

11.1 Certain Definitions.  As used in this Agreement, the following capitalized terms shall have the following meanings:

“ADSL2” shall mean the high speed asymmetric DMT based DSL technology standardized by the International Telecommunications Union and referred to as G.dmt.bis (which is the successor to G.dmt, also known as G.992.1) including G.handshake (also known as ITU-T G.994.1), and G.lite.bis (also know as “ITU-T G.992.4).

“ADSL2+” shall mean the higher data rate ADSL standard standardized by the International Telecommunications Union as a 3rd member of the ADSL2 family.

“ADSL 128” shall mean the asymmetric DSL technology which is designed to work with Purchasers’ (or Purchasers’ Affiliates’) 128 kHz analog components.

“ADSL Products” shall have the meaning as set forth in Section 1.41 of the DSL License Agreement.

“Affected Foreign National Employees” shall have the meaning set forth in Section  6.6(d).

“Affiliate” shall mean, with respect to any Person, any other Person that as of the date of the Agreement or as of any subsequent date, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise. With respect to Purchasers, the term “Affiliate” shall not include Qimonda AG or any entity controlled by Qimonda AG.  With respect to Seller, the term “Affiliate”, solely when used in Sections 6.4(a), 6.4(b) and 6.4(c), shall not include any non-employee director or any owner of ten percent (10%) or more of Seller’s capital stock.

“Agreement” shall mean this Asset Purchase Agreement, including (unless the context otherwise requires) the Schedules and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Assumed Liabilities” shall have the meaning set forth in Section  1.3.

“Business” shall have the meaning set forth in the Recitals.

“Cap” shall have the meaning set forth in Section 7.6.

“Closing” shall have the meaning set forth in Section 1.10.

“Closing Date” shall have the meaning set forth in Section 1.10.

“COBRA” shall have the meaning set forth in Section 6.6(b).

“Competitive Business” shall have the meaning set forth in Section 6.4(a).

“Contract” shall mean any legally binding agreement, lease, sublease, evidence of indebtedness, mortgage, indenture, license, sublicense, purchase order, security agreement or other contract, agreement, instrument or business arrangement (whether written or oral).

“Damages” shall have the meaning set forth in Section 7.1.

“Derivatives/Extensions” shall mean any modification or enhancement of an xDSL Standard.

“Digital Subscriber Line” (“DSL”) shall mean the technology that enables discrete multitone (DMT) broadband communications over twisted pair telephone lines.

“Direct Claim” shall have the meaning set forth in Section 7.4.

“DSL License Agreement” shall mean that certain License Agreement entered into between Infineon Technologies AG and Seller with an effective date of October 1, 2007, as amended and restated in connection with the transactions hereby in the form attached hereto in Schedule 1.5.

“DSL Lite” shall mean medium speed symmetric and asymmetric DMT based DSL technologies according to the Standard known as “ADSL Lite” developed by the International Telecommunications Union.

“DSL Technology” shall have the meaning set forth in Section 1.21 of the DSL License Agreement.

“Employee Plan” shall mean each written plan, program or policy providing for compensation, severance, termination pay, pension benefits, retirement benefits, deferred compensation, performance awards, stock or stock-related awards, fringe benefits (including health, dental, vision, life, disability, sabbatical, accidental death and dismemberment or other insurance benefits), or other employee benefits or remuneration of any kind, whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is or has been maintained by Seller for the benefit of any of its employees.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” shall have the meaning set forth in Section  1.2.

“Excluded Liabilities” shall have the meaning set forth in Section 1.4.

“Full Rate ADSL” shall mean high speed symmetric and asymmetric DMT based DSL technologies according to the ANSI Standard T1E1, 4 T 413 or ITU G.992.1.

“G.hn” shall mean the Home Networking currently being standardized at the ITU.

“Governmental Entity” shall mean any domestic or foreign government (federal, state, provincial, municipal, local or otherwise), any governmental body, agency, authority, instrumentality, subdivision, court, or commission, or any other governmental authority or instrumentality, or any quasi-government or private body exercising an regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Home Networking” shall mean the connection of multiple communication devices in the home.

“Home Networking Technology” shall mean the Home Networking technology based on Seller’s Technology and modified to be standard compliant and work with G.hn and possible predecessor and successor standards.

“Indemnified Party” shall have the meaning set forth in Section  7.3.

“Indemnifying Party” shall have the meaning set forth in Section  7.3.

“Intellectual Property Rights” shall mean all intellectual property and proprietary rights throughout the world, including the following: (a) Patents; (b) all trade secrets and other rights in know-how and confidential or proprietary information; (c) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (d) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (e) all industrial designs and any registrations and applications therefor throughout the world; [(f) all rights in World Wide Web addresses and domain names and applications and registrations therefor; and (g) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor.

“Lantiq Germany” shall have the meaning set forth in the first paragraph of this Agreement.

“Lantiq Germany Purchased Assets” shall have the meaning set forth in Section 1.1.

“Lantiq US” shall have the meaning set forth in the first paragraph of this Agreement.

“Lantiq US Purchased Assets” shall have the meaning set forth in Section 1.1.

“Liabilities” shall mean any and all costs, expenses, charges, indebtedness, obligations, claims, demands, assessments or other liabilities of a Person of any kind or nature, whether absolute, accrued, asserted or unasserted, contingent (or based upon any contingency), known or unknown, fixed or otherwise, direct or indirect, or whether due or to become due.

“Liens” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against a Person, and any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

“License” shall mean any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property Right.

“Losses” shall have the meaning set forth in Section 7.6.

“Non-Compete Period” shall have the meaning set forth in Section 6.4(a).

“Non-Purchased Patents” shall have the meaning set forth in Section 1.2(f).

“Outbound IP Licenses” shall have the meaning set forth in Section  1.2(c).

“Overlapping Technology” shall mean certain Intellectual Property Rights (excluding Patents licensed pursuant to the License Agreement) of Seller which are currently, or have been in the past utilized by Seller in connection with the development of both Seller’s DSL and/or Home Networking activities as well as in Seller’s test and diagnostics products and are not primarily related to the Seller Technology, including, without limitation, the Intellectual Property Rights set for on Appendix H of the DSL License Agreement.

“Participate” shall have the meaning set forth in Section 6.4(a).

“Patents”(when used alone and not in defined terms “Purchased Patents” and “Non-Purchased Patents”) shall mean all United States and foreign patents and utility models and applications therefor (including the patents issued therefrom) filed prior to Closing and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world.

“Person” shall mean any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental Entity.

“Product” shall mean an integrated circuit which implements one or more xDSL and/or Home Networking Standard(s) and is sold or distributed by Purchasers and/or their Affiliates.

“Purchase Price” shall have the meaning set forth in Section 1.9.

“Purchased Assets” shall have the meaning set forth in Section 1.1.

“Purchased Fixed Assets” shall have the meaning set forth in Section 1.1(b)(i).

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 7.1.

“Purchased Inbound License Agreements” shall have the meaning set forth in Section 1.1(b)(ii).

“Purchased Non-Patent IP” shall have the meaning set forth in Section 1.1(a)(iii).

“Purchased Patents” shall have the meaning set forth in Section 1.1(a)(ii).

“Purchasers” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 7.2.

“Seller Proprietary Rights” shall have the meaning set forth in Section 4.13(a).

“Seller Technology” shall mean all Technology related to or used in connection with the Business as said Seller Technology exists on the date of this Agreement or the Closing Date other than Overlapping Technology and includes (i) with respect to the DSL Technology (all of which, other than Overlapping Technology, shall be deemed, for the avoidance of doubt, to be Seller Technology): (x) all Technology related to the following digital chips: Cocomo, Geminax, Geminax CR, Aware Stratiphy2Plus test chip, Amazon, Danube, Amazon S, Aware Hercules Test Chip, Aware Leto ATM-bonded ADSL2Plus CPE Test Chip, Aware A0.2 Analog Front End, Aware Hercules2 Single-port VDSL2 CO/CPE, Vinax Rev1 CO/CPE, Vinax Rev2, Aware Hercules3 Multiport VDSL2 CO (2-2-4-4 configuration), and VR9 (including the Cocomo C models) and (y) technology for the existing Aware AFE (50 Mhz) (including the RTL source code, specifications, RTL verification environment, GDS, board reference design and test characterization thereof, and any derivatives and future versions thereof), and (ii) with respect to Home Networking Technology: RTL source code, specifications, RTL verification environment, source code for the microsequencer, C-models, Matlab models, and the laboratory test environment.

“Specified Employees” shall have the meaning set in Section 6.6(a).

“Standard” shall mean a communication standard defined and announced by ANSI, ATIS, ETSI, the ITU or any other standardization body which defined DSL and Home Networking standards and/or possible successor standards.

“StratiPHY” shall mean Seller’s family of DSL silicon intellectual property solutions.

“Subsidiary” shall mean any Person in which Seller, directly or indirectly through subsidiaries or otherwise, beneficially owns at least twenty percent (20%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

“Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (a) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, escheat liability or other similar property rights (whether in connection with abandoned or unclaimed property or otherwise) asserted by a Governmental Entity, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (b) any liability for the payment of amounts referred to in (a) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (c) any liability for amounts referred to in (a) or (b) as a result of any obligations to indemnify another person or as a result of being a successor in interest or transferee of another person.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” shall mean any or all of the following (but not the Intellectual Property Rights therein or associated therewith): (a) works of authorship including computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, verilog files, RTL files, HDL, VHDL, netlists, records, data and mask works; (b) inventions (whether or not patentable), improvements, and technology; (c) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know how; (d) databases, data compilations and collections and technical data; (e) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses and domain names, tools, methods and processes; and all instantiations of the foregoing in any form and embodied in any media.

“Third Party Claim” shall have the meaning set forth in Section 7.3.

“Transferred Assets Rights” shall have the meaning set forth in Section 1.1(b)(iii).

“U.S. Tax Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“VAT” shall mean value added Taxes.

“VDSL1” shall mean the International Telecommunications DMT VDSL 1 Standard and the ITU VDSL1 Standard and any and all Derivatives/Extensions thereof.

“VDSL2” shall mean the International Telecommunications DMT VDSL 2 Standard and the ITU VDSL2 Standard and any and all Derivatives/Extensions thereof.

“VDSL Products” shall have the meaning set forth in Section 1.42 of the DSL License Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Asset Purchase Agreement under seal on the date first above written.

AWARE, INC.

By:	/s/ Edmund C. Reiter
Name:	Edmund C. Reiter
Title:	President

LANTIQ BROADBAND HOLDCO INC.

By:	/s/ John Knoll
Name:	John Knoll
Title:	President

LANTIQ DEUTSCHLAND GmbH

By:	/s/ John Knoll
Name:	John Knoll
Title:	Managing Director

Index of Schedules

Schedule 1.1(a)(i) -  Patent Assignment

Schedule 1.1(b)(i) – Purchased Fixed Assets

Schedule 1.1(b)(ii) - Purchased Inbound License Agreements

Schedule 1.2(c) - Outbound IP Licenses/Customers/Customer Contracts

Schedule 1.5 - Amended and Restated DSL License Agreement

Schedule 1.7 - Seller and Purchasers Test & Diagnostic Cooperation

Schedule 1.8 - Lease Agreement

Schedule 2.1(d)(ii) – Bill of Sale and Assumption of Liabilities Agreement

Schedule 4.6 - Litigation

Schedule 4.10 - Customers

Schedule 4.12 - Suppliers

Schedule 4.13(b) - Patents/Trademarks/Copyrights and Any Applications

Schedule 4.13(c) - Payments for Seller Proprietary Rights

Schedule 4.13(d) - Contracts

Schedule 4.13(g) - Employee Confidentiality Agreements

Schedule 4.18 - Foreign Corrupt Practices

Schedule 4.20(b) - Collective Bargaining Agreements

Schedule 4.20(c) - Employee Plans

Schedule 4.20(d) - Job Actions

Schedule 4.20(e) - Post-Employment Benefits to Specified Employees

Schedule 4.20(g) - Liabilities to Specified Employees

Schedule 4.20(i) - Effect of Transaction on Specified Employee Benefits

Schedule 6.6 - Specified Employees

Schedule 6.6(d) - Affected Foreign National Employees

Schedule 6.7 - Transitional IT Assistance

The Schedules referred to above have been omitted in reliance on Item 601(b)(2) of Regulation S-K.  Aware will furnish supplementally a copy of any omitted Schedule to the Securities and Exchange Commission upon request.